EXHIBIT 99.1

FEDERAL SIGNAL
Protecting people and our planet

1415 West 22nd Street
Oak Brook, Illinois 60523
630.954.2000
federalsignal.com

FOR IMMEDIATE RELEASE

Federal Signal Corporation Closes Joe Johnson Equipment Acquisition

Oak Brook, Illinois, June 3, 2016 – Federal Signal Corporation (NYSE:FSS), a leader in environmental and safety solutions, today announced that it has closed the transaction to acquire substantially all of the assets and operations of Joe Johnson Equipment ("JJE"), a leading Canadian-based distributor of maintenance equipment for municipal and industrial markets. Signing of the purchase agreement was announced on February 29, 2016.

As previously announced, the transaction involves initial consideration of C$108 million (approximately U.S. $83 million), subject to closing and post-closing adjustments for working capital. In addition, there is a deferred payment of C$8 million and a contingent earn-out payment of up to C$10 million.

JJE's revenues in North America were approximately C$163 million (approximately U.S. $125 million) during the calendar year ending December 31, 2015. JJE specializes in serving municipalities, municipal contractors and industrial contractors with high-quality products that include street sweepers, sewer cleaners, vacuum trucks, snow removal equipment and refuse collection equipment. JJE represents leading brands that include Federal Signal's Elgin, Vactor, Guzzler and Jetstream lines, as well as Labrie, Trackless, Envirosight, Epoke and others. They also offer rental options, used equipment, parts, service and ancillary equipment.

"We are excited about joining forces with an outstanding organization like Joe Johnson Equipment," said Jennifer L. Sherman, Federal Signal's President and Chief Executive Officer. "Their product offerings, parts and service business, equipment rental capabilities and used equipment offerings will strengthen and expand our service to customers across North America and will help us accelerate our growth."

About Federal Signal

Federal Signal Corporation (NYSE: FSS) provides products and services to protect people and our planet. Founded in 1901, Federal Signal is a leading global designer and manufacturer of products and total solutions that serve municipal, governmental, industrial and commercial customers. Headquartered in Oak Brook, Ill., with manufacturing facilities worldwide, the Company operates two groups: Environmental Solutions and Safety and Security Systems. For more information on Federal Signal, visit: http://www.federalsignal.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This release contains unaudited financial information and various forward-looking statements as of the date hereof and we undertake no obligation to update these forward-looking statements regardless of new developments or otherwise. Statements in this release that are not historical are forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include but are not limited to: economic conditions in various regions; product and price competition; supplier and raw material prices; foreign currency exchange rate changes; interest rate changes; increased legal expenses and litigation results; legal and regulatory developments and other risks and uncertainties described in filings with the Securities and Exchange Commission.

Contact: Brian Cooper, Chief Financial Officer, +1-630-954-2000, bcooper@federalsignal.com

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